MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

November 13, 2006

MENV—OTCBB  USA

NDD—Frankfurt Stock Exchange

Alberta Oil Sands Operations to Commence

Micron Enviro Systems, Inc. (OTC BB:MENV.OB - News), (Frankfurt:NDD.F - News), (``Micron'') is extremely pleased to announce that operations on the Alberta Oil Sands prospects are about to commence. The seismic operations are scheduled to begin shortly, followed by a drill program to delineate out the potential size of the oil sand resource. The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the U.S. with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production. Bernie McDougall, President of Micron stated, ``This is potentially the most important news that the company has ever had. The oil sands of Alberta is one of the single largest natural resources deposits in the world and for a company of our size to have an interest in multiple leases is a substantial growth driver to build the company on. Now that we are about to start up operations it should signal to our existing and potential shareholders the seriousness of management's commitment to grow the company. It has been a very quiet time for the company recently, but we feel that going forward the company will be far more active on its oil and gas prospects. Currently the stock is trading at more than 75% below our recent highs and that was at a time when we had far less assets and had not yet started work on the Oil Sands prospects we have interest in. We feel that 2007 could be a watershed year in terms of growth for Micron.''

Micron has added three additional Alberta Oil Sands leases consisting of 4 new sections in the world-class Athabasca Oil Sands region in 2006. Two of these new sections are within 5 miles of Micron's existing Athabasca Oil Sands Prospect. These two new sections are close to the existing Oil Sands leases held by Connacher Oil and Gas's Great Divide Prospect, as well as to other major Oil Sands projects by Devon, EnCana, and ConocoPhilips. The other new Alberta Oil Sands lease acquired consists of two contiguous sections that lie just southwest of the announced Royal Dutch Shell Plc Oil Sands leases which they recently purchased for approximately $400 million.

Micron is planning to re-initiate a marketing plan to create additional awareness for the company as the oil and gas operations start up. There has been very little marketing since the company changed its symbol to MENV, therefore management feels the market may not be aware of what the company is doing. This plan will primarily be email based and will target 100 percent opt-in private and institutional investors that trade stocks in Micron's price range.

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has production from multiple conventional oil and gas wells. Micron is one of if not the smallest market capitalized company with exposure to multiple Alberta Oil Sands. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron currently has multiple independent sources of oil and/or gas revenue from production in Canada and Texas. Micron is presently involved in multiple oil and gas prospects, and continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at http://www.SEC.gov. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact:

          Micron Enviro Systems, Inc.

          Bernie McDougall

          (604) 646-6903

          Fax:  (604) 689-1733

          ir@micronenviro.com

          www.micronenviro.com